As filed with the Securities and Exchange Commission on December 14, 2005
Registration No. 333-130073

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUCRYST Pharmaceuticals Corp.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	3842	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
50 Audubon Road, Suite B
Wakefield, Massachusetts 01880
(781) 224-1444
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Eliot M. Lurier
Vice President — Finance and Administration
NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, Massachusetts 01880
(781) 224-1444
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

David A. Spencer Bennett Jones LLP 4500 Bankers Hall East 855 – 2nd Street S.W., Calgary, Alberta Canada T2P 4K7 (403) 298-3100	James J. Junewicz Bruce F. Perce Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, IL 60606 (312) 782-0600	Allan J. Goodman Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario Canada M5B 2M6 (416) 979-2211	Eric S. Haueter Alan L. Jakimo Sharon R. Flanagan Sidley Austin Brown & Wood LLP 555 California Street San Francisco, CA 94104 (415) 772-1200

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 6.	Indemnification of Directors and Officers
          See “Description of Share Capital— Limitation of Liability and Indemnification of Directors and Officers.”

Item 7.	Recent Sales of Unregistered Securities
          The Registrant has during the last three years issued Class F cumulative preferred shares to Westaim, its parent corporation, as follows: (1) 2,906 shares issued on January 1, 2003; (2) 1,248 shares issued on April 1, 2003; (3) 1,042 shares issued on July 1, 2003; (4) 1,095 shares issued on October 1, 2003; (5) 1,280 shares issued on January 1, 2004; 2,223 shares issued on April 1, 2004. In each case the shares were issued for C$1,000 per share; and all of the shares have since been redeemed by the Registrant. In addition, since January 1, 2002, the Registrant has issued options to purchase 497,950 common shares to current and former employees and consultants. These issuances did not involve any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes that each such transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, as transactions by an issuer not involving a public offering, Regulation S thereunder for offerings of securities outside the United States or Rule 701 thereunder as transactions pursuant to compensatory benefit plans. The foregoing information gives effect to a 0.6485-for-1 reverse split of the Registrant’s common shares to be effected in connection with the offering described in this Registration Statement.

Item 8.	Exhibits and Financial Statement Schedules
          (a) Exhibits
          The exhibits listed on the attached Exhibit Index are filed as part of this Registration Statement.
          (b) Financial Statement Schedules
          All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the Consolidated Financial Statements and notes thereto.

Item 9.	Undertakings
          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Saskatchewan, Province of Alberta, Canada on December 14, 2005.

NUCRYST PHARMACEUTICALS CORP.

By:	/s/ Scott H. Gillis

Scott H. Gillis
President and Chief Executive Officer
POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints Scott H. Gillis and Eliot M. Lurier, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form F-1, and to any registration statement filed by the registrant under Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on December 14, 2005.

Signature	Title

/s/ Scott H. Gillis Scott H. Gillis	President and Chief Executive Officer (principal executive officer)

/s/ Eliot M. Lurier Eliot M. Lurier	Vice President— Finance and Administration (principal financial and accounting officer)

/s/ Barry M. Heck Barry M. Heck	Director

/s/ G.A. Fitch G.A. Fitch	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
          Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NUCRYST Pharmaceuticals Corp., has signed this registration statement or amendment thereto on December 14, 2005.

NUCRYST PHARMACEUTICALS INC.

By:	/s/ Scott H. Gillis

Name: Scott H. Gillis
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.		Description

1	.1**	Form of Underwriting Agreement
2	.1†	Asset Purchase Agreement, dated May 8, 2001, between the Registrant and Smith & Nephew, Inc.
3	.1**	Articles of the Registrant
3	.2**	Articles of Amendment
3	.3**	By-laws of the Registrant
4	.1**	Specimen certificate evidencing common shares
5	.1**	Opinion of Bennett Jones LLP
10	.1**	Form of Master Separation Agreement between the Registrant and The Westaim Corporation (“Westaim”)
10	.2**	Form of Services Agreement between the Registrant and Westaim
10	.3**	Form of Registration Rights Agreement between the Registrant and Westaim
10	.4**	Amended and Restated Loan Agreement, dated August 31, 2005, between the Registrant and Westaim
10	.5**	Amended and Restated General Security Agreement, dated as of August 31, 2005, between the Registrant and Westaim
10	.6†	Amended and Restated License and Development Agreement, dated as of February 20, 2002, among the Registrant, NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
10	.7†	Letter Agreement, dated March 14, 2002, among the Registrant, NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
10	.8†	Amending Agreement, dated November 3, 2003, among the Registrant, NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
10	.9†	Supply Agreement, dated May 8, 2001, among the Registrant, Smith & Nephew, Inc. and T.J. Smith & Nephew Limited
10.10		Manufacturing Technology Escrow Agreement, dated May 8, 2001, among the Registrant, Smith & Nephew, Inc., T.J. Smith & Nephew Limited and Montreal Trust Company of Canada, as escrow agent
10.11		Security Trust Agreement, dated as of May 8, 2001, between the Registrant and Montreal Trust Company of Canada, as trustee
10	.12†	Trust Indenture, dated May 8, 2001, among the Registrant, NUCRYST Pharmaceuticals Inc. and Montreal Trust Company of Canada, as trustee
10.13		Subordination and Non-Disturbance Agreement, dated as of May 8, 2001, among the Registrant, NUCRYST Pharmaceuticals Inc., Smith & Nephew, Inc., T.J. Smith & Nephew Limited and Montreal Trust Company of Canada
10	.14**	Memorandum of Lease Agreement, dated as of July 1, 2005, between the Registrant and The Westaim Corporation
10	.15**	Commercial Lease, dated as of September 1, 2001, between NUCRYST Pharmaceuticals Inc. and Cummings Properties, LLC
10	.16**	1998 Equity Incentive Plan
10	.17**	Forms of Stock Option Agreements under the 1998 Equity Incentive Plan
10	.18**	Form of Amended and Restated 1998 Equity Incentive Plan
10	.19**	Form of Stock Option Agreement under the Amended and Restated 1998 Equity Incentive Plan
10	.20**	Employment Agreement, dated December 6, 1999, between NUCRYST Pharmaceuticals Inc. and Scott H. Gillis

Exhibit No.		Description

10	.21**	Stock Option Agreement, dated December 6, 1999, among the Registrant, Westaim and Scott H. Gillis
10	.22**	Letter Agreement, dated March 16, 2005, between the Registrant and Eliot M. Lurier
10	.23**	Letter Agreement, dated June 15, 2005, between the Registrant and David C. McDowell
10	.24**	Letter Agreement, dated March 14, 2002, between the Registrant and Paul J. Schechter, M.D., Ph.D.
10	.25**	Summary of Non-Employee Director Compensation
10	.26**	Form of Indemnification Agreement
10	.27**	Change of Control Agreement, dated December 6, 1999, between NUCRYST Pharmaceuticals Inc. and Scott H. Gillis
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Deloitte & Touche LLP
23	.2**	Consent of Bennett Jones LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included on signature page hereto)
99	.1*	Consent of Persons named as about to become Directors

*	Previously filed.

**	To be filed by amendment.

†	Confidential treatment has been requested for portions of this document. Omitted portions have been filed separately with the SEC.